As filed with the Securities and Exchange Commission on July 12, 2011

Registration No. 333-173419

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Blue Wolf Mongolia Holdings Corp.

(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	66-0762833
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Two Sound View Drive
Greenwich, Connecticut 06830
(203) 622-4903

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Lee Kraus
Chief Executive Officer and Chairman of the Board
c/o Blue Wolf MHC Ltd.
Two Sound View Drive
Greenwich, Connecticut 06830
(203) 622-4903

(Name, address, including zip code, and telephone number,
including area code, of agent for service

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, New York 10017 (212) 370-1300 (212) 370-7889—Facsimile	Catherine Ross John Gosling Walkers 171 Main Street. PO Box 92, Road Town Tortola VG1110, British Virgin Islands (284) 494-2204 (284) 494 5535—Facsimile	Gregg A. Noel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, CA 90071 (213) 687-5000 (213) 687-5600—Facsimile

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one ordinary share, no par value, and one warrant(2)	8,050,000 Units	$10.00	$80,500,000	$9,347
Ordinary shares included as part of the units(2)	8,050,000 Shares	—	—	—	(3)
Warrants included as part of the units(2)	8,050,000 Warrants	—	—	—	(3)
Total			$80,500,000	$9,347	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes 1,050,000 units, consisting of 1,050,000 ordinary shares and 1,050,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	No fee pursuant to Rule 457(g).
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 4 to the Registration Statement on Form S-1 of Blue Wolf Mongolia Holdings Corp. (Commission File No. 333-173419) is to file Exhibit 3.2 (Amended and Restated Memorandum and Articles of Association) and Exhibit 5.1 (Opinion of Walkers). No other changes have been made to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC Expenses	$9,347
FINRA Expenses	8,550
Accounting fees and expenses	50,000
Blue sky services and expenses	20,000
Printing and engraving expenses	40,000
NASDAQ Capital Market expenses	50,000
Roadshow expenses	50,000
Legal fees and expenses	270,000
Miscellaneous(1)	102,103
Total	$600,000

(1)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands Court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that, subject to certain limitations, the company shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On March 11, 2011, Blue Wolf MHC Ltd., our sponsor, purchased 2,012,500 ordinary shares for an aggregate offering price of $25,000 at an average purchase price of approximately $0.012 per share. The founder shares held by our sponsor include an aggregate of 262,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full. In addition, 514,706 founder shares (or 591,912 founder shares if the underwriters’ over-allotment option is exercised in full) will be subject to forfeiture by our sponsor as follows: (1) 265,152 founder shares (or 304,924 founder shares if the underwriters’ over-allotment option is exercised in full) will be subject to forfeiture in the event the last sales price of our shares does not equal or exceed $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of our initial business combination and (2) 249,554 founder shares (or 286,988 founder shares if the underwriters’ over-allotment option is exercised in full) will be subject to forfeiture in the event the last sales price of our shares does not equal or exceed $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of our initial business combination. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

Each of our officers and directors are members of our sponsor. Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering.

In addition, members of our sponsor have committed to purchase from us an aggregate of 4,166,667 sponsor warrants at $0.75 per warrant (for an aggregate purchase price of $3,125,000). These purchases will take place on a private placement basis simultaneously with the consummation of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)  The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Memorandum and articles of association*
3.2	Amended and Restated Memorandum and Articles of Association**
4.1	Specimen Unit Certificate*
4.2	Specimen Ordinary Shares Certificate*
4.3	Specimen Warrant Certificate*
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant*
5.1	Opinion of Walkers**
5.2	Opinion of Ellenoff Grossman & Schole LLP*
10.1	Promissory Note, dated April 1, 2011, issued to Blue Wolf MHC Ltd.*
10.2	Form of Letter Agreement among the Registrant, Blue Wolf MHC Ltd., each of the members of Blue Wolf MHC Ltd. and each of the directors and officers of the Registrant.*
10.3	Intentionally omitted
10.4	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant*
10.5	Form of Letter Agreement between Blue Wolf MHC Ltd., our sponsor, and the Registrant regarding administrative support*
10.6	Form of Registration Rights Agreement between the Registrant and Blue Wolf MHC Ltd.*
10.7	Securities Purchase Agreement, effective as of March 11, 2011, between the Registrant and Blue Wolf MHC Ltd.*
10.8	Sponsor Warrants Purchase Agreement, dated as of March 31, 2011, between the Registrant and Blue Wolf MHC Ltd.*
10.9	Form of Indemnity Agreement*
10.10	Form of Right of First Refusal Agreement*
14	Form of Code of Ethics*
23.1	Consent of Rothstein Kass & Company P.C.*
23.2	Consent of Walkers (included in Exhibit 5.1)**
23.3	Consent of Ellenoff Grossman & Schole LLP (included on Exhibit 5.2)*
24	Power of Attorney (included in signature page)
99.1	Audit Committee Charter*
99.2	Corporate Governance and Nominating Committee Charter*

*	Previously filed.
**	Filed herewith.

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of July, 2011.

BLUE WOLF MONGOLIA HOLDINGS CORP.

By:	/s/ Lee Kraus Name: Lee Kraus Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Lee Kraus Lee Kraus	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	July 12, 2011
* Nicolas Edwards	President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 12, 2011
* John A. Shapiro	Director	July 12, 2011
* George Ireland	Director	July 12, 2011
*By:	/s/ Lee Kraus Lee Kraus Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Memorandum and articles of association*
3.2	Amended and Restated Memorandum and Articles of Association**
4.1	Specimen Unit Certificate*
4.2	Specimen Ordinary Shares Certificate*
4.3	Specimen Warrant Certificate*
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant*
5.1	Opinion of Walkers**
5.2	Opinion of Ellenoff Grossman & Schole LLP*
10.1	Promissory Note, dated April 1, 2011, issued to Blue Wolf MHC Ltd.*
10.2	Form of Letter Agreement among the Registrant, Blue Wolf MHC Ltd., each of the members of Blue Wolf MHC Ltd. and each of the directors and officers of the Registrant.*
10.3	Intentionally omitted
10.4	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant*
10.5	Form of Letter Agreement between Blue Wolf MHC Ltd., our sponsor, and the Registrant regarding administrative support*
10.6	Form of Registration Rights Agreement between the Registrant and Blue Wolf MHC Ltd.*
10.7	Securities Purchase Agreement, effective as of March 11, 2011, between the Registrant and Blue Wolf MHC Ltd.*
10.8	Sponsor Warrants Purchase Agreement, dated as of March 31, 2011, between the Registrant and Blue Wolf MHC Ltd.*
10.9	Form of Indemnity Agreement*
10.10	Form of Right of First Refusal Agreement*
14	Form of Code of Ethics*
23.1	Consent of Rothstein Kass & Company P.C.*
23.2	Consent of Walkers (included in Exhibit 5.1)**
23.3	Consent of Ellenoff Grossman & Schole LLP (included on Exhibit 5.2)*
24	Power of Attorney (included in signature page)
99.1	Audit Committee Charter*
99.2	Corporate Governance and Nominating Committee Charter*

*	Previously filed.
**	Filed herewith.